EXHIBIT 99.2

FOR IMMEDIATE RELEASE	NASDAQ: NSIT

INSIGHT ANNOUNCES NEW BOARD DIRECTOR

TEMPE, AZ – February 17, 2022 – Insight Enterprises, Inc. (NASDAQ: NSIT) the global technology provider of end-to-end secure digital transformation solutions and services, (the “Company”), today announced that it named Alexander L. Baum as an independent director to its board.

Mr. Baum, is a partner at San Francisco-based, global investment firm ValueAct Capital, which is currently one of the largest investors in the Company.

“We are pleased to welcome Alexander Baum to Insight’s board,” board chairman Tim Crown said. “Adding a new member with Alexander’s deep experience in IT industry strategy and investment expertise adds to an already solid board. His experience will have a positive impact as Insight becomes an industry leading solutions integrator.”

“We are excited to deepen our relationship with Insight,” said Alexander Baum, ValueAct Partner. "ValueAct Capital tries to identify great companies with high potential for value creation. We aspire to be the shareholder of choice for their boards and management teams as they transform and grow their businesses. We believe the transformation that Insight embarked on a number of years ago in response to the changing IT landscape is underappreciated. We look forward to being a part of the next leg of Insight’s journey to become a world-class, cloud-first technology solutions integrator."

Mr. Baum is a CFA and holds a B.A. in physics from Pomona College. He joined ValueAct in 2012 and has worked on numerous ValueAct IT and technology industry investments, including Nintendo Co. LTD, Microsoft Corporation, and Adobe Systems, Inc. among others.

About Insight

Today, every business needs to be a technology business. Insight Enterprises, Inc. empowers organizations with technology, solutions and services to help our clients maximize the value of their IT today and accelerate tomorrow. As a Fortune 500-ranked global technology provider of end-to-end secure digital transformation solutions and services, we help clients innovate and optimize their operations to run smarter. Discover more at insight.com.

Inquiries

CONTACT:	GLYNIS BRYAN
CHIEF FINANCIAL OFFICER
TEL. 480.333.3390
EMAIL glynis.bryan@insight.com

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	800.467.4448	FAX 480.760.8958